Exhibit 10.31

AMENDMENT NO. 1

TO

AMENDED AND RESTATED ALLOY SERVICES AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED ALLOY SERVICES AGREEMENT, effective as of the 26th day of November, 2006, is made by and between AGY Holding Corp., a Delaware corporation, with its principal office located at 2558 Wagener Road, Aiken, South Carolina, 29801, as successor-in-interest to Advanced Glassfiber Yarns LLC, (hereinafter “Buyer”); and OWENS CORNING, a Delaware corporation, with its principal office located at Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio, 43659, (hereinafter “OC”).

RECITALS:

WHEREAS, OC and Advanced Glassfiber Yarns LLC entered into an Amended and Restated Alloy Services Agreement made as of September 16, 2003, as amended, supplemented or otherwise modified through the date hereof (as amended, supplemented or modified, the “Amended and Restated Alloy Services Agreement”); and

WHEREAS, Buyer has succeeded to the rights and obligations of Advanced Glassfiber Yarns LLC in the Amended and Restated Alloy Services Agreement; and

WHEREAS, Buyer and OC desire to supplement and amend certain provisions of the Amended and Restated Alloy Services Agreement;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Amended and Restated Alloy Services Agreement as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Amended and Restated Alloy Services Agreement.

2. Amendment to Paragraph 3.A. Paragraph 3. A of the Amended and Restated Alloy Services Agreement is hereby amended by amending and restating the section to read in its entirety, as follows:

A.	At the request of Buyer, OC will provide fabrication and/or repair services for Parts using Buyer’s alloys in accordance with OC design specifications (“OC Base Design Specifications”) or design specifications provided by Buyer (“Buyer Design Specifications”). Any changes to Buyer Design Specifications solely pertaining to the OC Parts fabrication processes and required to make such Buyer Design Specifications compatible with the OC Parts fabrication processes are “OC Fabrication Process Specifications.” For purposes of this Alloy Services Agreement, “Parts” means bushings, thermocouples, viscometer parts and glass melter parts constructed from metal alloys.

3. Amendment to Paragraph 3.C. Paragraph 3.C of the Amended and Restated Alloy Services Agreement is hereby amended by amending and restating the section to read in its entirety, as follows:

C.	The fee schedule for fabrication/repair services of certain Parts (as defined in Paragraph 3.A of the Amended and Restated Alloy Services Agreement) for the period of January 1, 2006 through December 31, 2006 is set forth on attached Exhibit 2. The fees set forth on attached Exhibit 2 shall increase on January 1 of each year at the rate equivalent to the change in the Product Price Index (PPI) for Metalworking Machinery and Equipment for:

(i)	2007 fees, the eleven (11) months of January 1, 2006 through November 30, 2006, and

(ii)	fees for each calendar year thereafter, the immediately preceding December 1 through November 30.

For the avoidance of doubt, Exhibit 6 has been deleted from the Amended and Restated Alloy Services Agreement.

4. Amendment to Paragraph 3.E. Paragraph 3.E of the Amended and Restated Alloy Services Agreement is hereby amended by deleting “furnace parts, viscometer parts”.

5. Amendment to Paragraph 7.B. Paragraph 7.B of the Amended and Restated Alloy Services Agreement is hereby amended by replacing “ten years” with “thirteen years” and replacing “December 31, 2008” with “December 31, 2011”.

6. Amendment to Paragraph 8.A. Paragraph 8.A of the Amended and Restated Alloy Services Agreement is hereby amended by amending and restating the section to read in its entirety, as follows:

A.	OC shall be Buyer’s exclusive provider of alloying services and fabrication and repair services with regard to Parts which are utilized by Buyer, except that during any calendar year during the Term, Buyer may obtain up to eight percent (8%) of its requirements for Parts which are utilized by Buyer from any person or entity other than OC (hereinafter referred to as a “Third Party”), provided that such eight percent (8%) limitation shall not apply to Parts:

(i)	ordered by Buyer for which OC does not accept and/or cannot fulfill the Buyer Design Specifications pursuant to Paragraph 3.A, such circumstance to be notified to Buyer in writing by OC within two (2) business days of receipt by OC of Buyer’s order;

(ii)	ordered by Buyer that OC will not be able to deliver to Buyer within five (5) weeks following the date that OC acknowledges receipt of Buyer’s order, such circumstances to be notified to Buyer in writing within two (2) business days of receipt by OC of Buyer’s order; and/or

(iii)	for which the demonstrated delivery times thereof (based on an average delivery time over a rolling 52-week period), as measured from the date of acknowledgment by OC of orders therefor, exceed five (5) weeks.

Notwithstanding the foregoing, Buyer may not obtain any fabrication services from Third Party sources with regard to ST Patch Thermocouple technology.

In the event that Buyer exceeds the eight percent (8%) limitation set forth in this Paragraph 8.A during any calendar year, Buyer shall notify OC by January 31 of the ensuing year of the amount by which it exceeds the limit and shall pay OC’s lost profit margin for such amount. Exceptions to the limitations set forth in this Paragraph 8.A shall be made by mutual agreement of both parties acting reasonably in good faith.

7. Amendment to Paragraph 9. Paragraph 9 of the Amended and Restated Alloy Services Agreement is hereby amended by adding Paragraph 9.C thereto, as follows:

C.	The parties acknowledge that in connection with OC’s performance of fabrication and/or repair services for Parts in accordance with Paragraph 3.A, Buyer may provide to OC Buyer Design Specifications, and OC may provide to Buyer OC Fabrication Process Specifications (each “Discloser Specifications”), and that such specifications may include manufacturing drawings and other technical and non-technical information relating to the Parts shown in such drawings, and that such Discloser Specifications constitute confidential information of the respective party. The parties further acknowledge that each party has certain rights in, and obligations of confidentiality with respect to, the technology and intellectual property underlying and/or embodied in such Discloser Specifications, which rights and obligations may be governed by other agreements between the parties, including without limitation the Patent and Know-How License Agreement dated September 30, 1998, as subsequently amended (the “Patent and Know-How License Agreement”) and the Amended and Restated Support Services Agreement, dated September 16, 2003 (the “Amended and Restated Support Services Agreement”). Each party wishes to preserve the confidentiality of its respective specifications, and agrees to protect the confidentiality of the other party’s specifications, as specified below. However, the parties agree that the confidentiality obligations set forth in this Paragraph 9.C shall not be construed to change the allocation of rights in, or the obligations of confidentiality with respect to, technology or intellectual property established by any other agreement between the parties, including without limitation the Patent and Know-How License Agreement or the Amended and Restated Support Services Agreement. The parties therefore agree as follows:

a.	OC agrees not to use the Buyer Design Specifications except for the limited purpose of providing services to Buyer pursuant to this Amended and Restated Alloy Services Agreement. Buyer agrees not to use the OC Fabrication Process Specifications except for the limited purpose of receiving services from OC under this Amended and Restated Alloy Services Agreement and for using the fabricated Parts for uses permissible under other agreements between the parties, and in particular Buyer agrees not to use the OC Fabrication Process Specifications to have Parts fabricated by any third party.

b.	Unless otherwise expressly agreed to in advance in writing by Buyer, the Buyer Design Specifications will be delivered to and retained only at the Owens Corning Glass Metal Services (“OCGMS”) facility located in Concord, North Carolina, and will be returned to Buyer, together with any approved copies and/or reproductions thereof, promptly upon the request of Buyer.

c.	Each party agrees to maintain the other party’s Discloser Specifications in strict confidence using the same degree of care as it takes to safeguard its own proprietary information of a like nature, but in no event less than a reasonable degree of care under the circumstances. Each party will disclose the other party’s Discloser Specifications only to those of its employees, consultants and contractors to whom such disclosure must be made in order for OC to provide fabrication services under this Agreement and who have agreed to confidentiality provisions in writing no less restrictive than those contained herein. Further, OC shall not disclose Buyer Design Specifications to any person other than an employee of OCGMS without the prior written consent of Buyer or pursuant to another written agreement between the parties. Each party further agrees that it will not copy or reproduce the other party’s Discloser Specifications, or any portion thereof, without the express prior written permission of the discloser, except for such reasonable copies as may be necessary for OC to provide services to Buyer and/or for Buyer to receive services from OC pursuant to this Alloy Services Agreement.

d.	The restrictions on use or disclosure set forth in Paragraph 9.C.c shall not apply to the extent that information contained in the Discloser Specifications:

(i)	becomes public information or is generally available to the public other than by an unauthorized act or omission of or on behalf of the recipient;

(ii)	is received by the recipient from third parties who are in rightful possession of such information and have a legal right to make such a disclosure;

(iii)	is known by the recipient without breach by the recipient of any agreement and without restriction at the time of disclosure or use;

(iv)	is independently discovered or developed by employees, agents or contractors of recipient who have had no access to and without the use of the Discloser Specifications and who have a legal right to make such a disclosure;

(v)	is required to be disclosed by law or judicial action; provided, however, that prompt and sufficient notice of said disclosure shall have been given to the discloser and all reasonable legal means have been afforded to the discloser to maintain the confidentiality of such information shall have been exhausted; or

(vi)	is disclosed and/or used after prior written approval for the disclosure and/or use has been given by the discloser.

Detailed information is not excluded from the obligations of Paragraph 9.C.c merely because that information is embraced by more general information excluded under (i)-(iv) of this Paragraph 9.C.d., nor is information concerning combinations of items excluded from the obligations of Paragraph 9.C.c unless the combination itself and its principles of operation fall within (i)-(iv) of this Paragraph 9.C.d.

e.	The terms of this Paragraph 9.C shall survive the termination or expiration of this Alloy Services Agreement.

8. Amendment to Paragraph 11A. The first sentence of Paragraph 11.A of the Amended and Restated Alloy Services Agreement is hereby amended and restated to read as follows:

“OC warrants that the Parts when delivered to Buyer shall conform to OC Base Design Specifications, Buyer Design Specifications and/or OC Fabrication Process Specifications, as applicable, and shall be free and clear of all liens and encumbrances.”

9. Amendment to Paragraph 14. Paragraph 14 of the Amended and Restated Alloy Services Agreement is hereby amended to change the name for notices directed to Buyer as follows:

If to Buyer:	AGY Holding Corp.
2558 Wagener Road Aiken, South Carolina 29801 Fax: 8803-643-1424 Attention: Chief Operating Officer

With a copy to:	Moore & Van Allen PLLC Suite 500 430 Davis Drive Research Triangle Park, North Carolina 27709 Attention: Michael G. Johnston

10. Miscellaneous. Except as amended hereby, all the terms and provisions of the Amended and Restated Alloy Services Agreement shall remain in full force and effect, and any references here or in the Amended and Restated Alloy Services Agreement to the “Alloy Services Agreement” shall hereafter be deemed to refer to the Amended and Restated Alloy Services Agreement as amended by this Amendment No. 1 to Amended and Restated Alloy Services Agreement.

11. Counterparts. This document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto executed this Amendment No. 1 to Amended and Restated Alloy Services Agreement effective as of the date first set forth above.

AGY HOLDING CORP.

By:	/s/ Douglas Mattscheck
Name:	Douglas Mattscheck
Title:	President & CEO
Date:	11/26/06

OWENS CORNING

By:	/s/ Charles E. Dana
Name:	Charles E. Dana
Title:	President
Date:	12/14/06